Exhibit 99.1

FOR IMMEDIATE RELEASE

Organogenesis Holdings Inc. Reports Preliminary Revenue Results for First Quarter 2020

Withdraws Fiscal Year 2020 Revenue Guidance

Announces May 11, 2020 Earnings Conference Call

CANTON, Mass. (April 8, 2020) – Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today reported preliminary revenue results for the three months ended March 31, 2020. In addition, the Company is withdrawing its previously announced revenue guidance for the fiscal year ending December 31, 2020.

First Quarter 2020 Preliminary Revenue Summary:

•

Net revenue of between $61.0 million and $61.6 million for the three months ended March 31, 2020, up 7% to 8% compared to net revenue of $57.1 million for the three months ended March 31, 2019. Net revenue is based upon:

o	Net revenue from Advanced Wound Care products of between $50.7 million and $51.1 million, up 6% to 7% year-over-year.
o	Net revenue from Surgical & Sports Medicine products of between $10.3 million and $10.5 million, up 11% to 13% year-over-year.

•	Net revenue from the sale of PuraPly products of between $32.1 million and $32.5 million for the three months ended March 31, 2019, up 26% to 28% year-over-year.

Fiscal Year 2020 Revenue Guidance and Business Update:

Due to the rapidly evolving environment and continued uncertainty resulting from the impact of COVID-19, Organogenesis Holdings Inc. is withdrawing its previously announced fiscal year 2020 revenue guidance, which was issued on March 9, 2020. The Company has acted quickly in recent weeks to implement a number of measures designed to protect the health and safety of our employees, support our customers and ensure business continuity. The Company is actively reviewing and implementing cost saving measures including discontinuing all non-essential services and programs and instituting controls on travel, events, marketing and clinical studies. The Company plans to provide additional information during its first quarter 2020 earnings call on May 11, 2020.

First Quarter 2020 Earnings Conference Call:

Financial results for the first fiscal quarter of 2020 will be reported after the market closes on Monday, May 11, 2020. Management will host a conference call at 5:00 p.m. Eastern Time on May 11, 2020 to discuss the results of the quarter and provide a corporate update with a question and answer session. Those who would like to participate may dial 866-795-3142 (409-937-8908 for international callers) and provide access code 3597811. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.organogenesis.com. For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 3597811. The webcast will be archived at investors.organogenesis.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements relating to the Company’s expected revenue for fiscal 2020 and the breakdown of such revenue in both its Advanced Wound Care and Surgical & Sports Medicine categories as well as the estimated revenue contribution of its PuraPly products. Forward-looking statements with respect to the operations of the Company, strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the Company has incurred significant losses since inception and anticipates that it will incur substantial losses for the foreseeable future; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly on October 1, 2020; (7) the Company’s ability to maintain compliance with applicable Nasdaq listing standards; (8) changes in applicable laws or regulations; (9) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (10) the Company’s ability to complete the relaunch of Affinity and to maintain production in sufficient quantities to meet demand; (11) the COVID-19 pandemic and its impact, if any, on the Company’s fiscal condition and results of operations; and (12) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of the Company’s Form 10-K for the year ended December 31, 2019. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Marcus Girolamo

MGirolamo@organo.com

817-688-4767